News Release

FOR IMMEDIATE RELEASE

Contact Information:
Laura Kiernan	Kurt Goddard	Mike Bazinet
Director, Investor Relations	Manager, Investor Relations	Director, Corporate Communications
Phone: 203-222-5943	Phone : 203-222-6160	Phone : 203-222-6113
Email: laura.kiernan@terex.com	Email : kurt.goddard@terex.com	Email : michael.bazinet@terex.com

Terex Corporation Updates Guidance for 2008

Announces Conference Call on 2008 Results

Westport, CT, February 3, 2009 - Terex Corporation (NYSE:TEX) announced that it expects its earnings for 2008 to be approximately 5% below the low end of its previous full year guidance of between $5.69 and $5.79 per fully diluted share. This revised guidance excludes charges associated with the reduction of our production levels, asset impairments and certain other items. Comparable earnings for the full year 2007 were $5.85 per fully diluted share.

Although not yet finalized, the Company expects to record a non-cash impairment charge of certain of the Company’s goodwill, identifiable intangibles and other non current assets principally related to its Construction, Roadbuilding and Utilities businesses. This impairment charge is estimated to be approximately $600 million, only a portion of which will be tax affected. We are currently in compliance with all of the financial covenants under our bank credit facilities and indentures and this impairment charge will not affect our compliance.

Commenting on the new guidance, Terex Chairman and Chief Executive Officer Ron DeFeo said, “Our fourth quarter 2008 results were affected by the rapid change in global economic conditions more than we anticipated, as well as continued input cost pressure. We continue to feel the negative effect that credit availability has on customer sentiment and demand for our products, particularly in our Construction, Materials Processing and Aerial Work Platforms businesses, as well as our smaller crane and tower crane product lines.”

Mr. DeFeo continued, “In response to the present economic environment, we are taking and will continue to take aggressive actions to reduce costs and inventories in all of our businesses. We feel we have responded appropriately with significant actions already in progress, many of which we began late last summer and fall. Our actions include reductions in force, significantly curtailed production schedules in affected businesses, including temporary and permanent factory shutdowns, facility consolidations, the rescheduling of incoming raw materials and reducing executive compensation costs.”

JP Morgan Global Conference Presentation

Terex is participating in the J.P. Morgan Global High Yield & Leveraged Finance Conference in Miami, Florida today. A presentation will be given by Phil Widman, Terex Senior Vice President and

Chief Financial Officer, at 11:15 a.m. EST. The presentation will be webcast, with accompanying slides, on the Terex Corporation website, www.terex.com, under the Investor Relations section.

Conference Call February 12, 2009 at 8:30 a.m. EST

Terex will release its fourth quarter and year-end 2008 financial results on Wednesday, February 11, 2009 after market close. The Company will host a conference call to review the financial results on Thursday, February 12, 2009 at 8:30 a.m. EST. Mr. DeFeo will host the call along with other members of senior management.

To access the call, dial 1-877-726-6603 on February 12, 2009 at least 10 minutes before the call is scheduled to begin. International participants should dial 1-706-634-5517. A simultaneous webcast of this conference call will also be available at www.terex.com in the Investor Relations section of the website.

A replay will be available shortly after the live call and can be accessed until Thursday, February 19, 2009 at 5:00 p.m. EST. To access the telephone replay, please dial 1-800-642-1687 (International 1-706-645-9291) and enter conference id #81993582. To access the web replay of the call, go to the Investor Relations section of the Company’s website at www.terex.com.

Safe Harbor Statement

This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this presentation. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this presentation to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2007 net sales of more than $9.1 billion. Terex operates in four business segments: Terex Aerial Work Platforms, Terex Construction, Terex Cranes, and Terex Materials Processing & Mining. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

Terex Corporation

200 Nyala Farm Road, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com

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